UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G (Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.  )*

Roxio, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

780008108

(CUSIP Number)

February 25, 2004

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 780008108		13G	Page 2 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 780008108		13G	Page 3 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 780008108		13G	Page 4 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 780008108		13G	Page 5 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* IN; HC

CUSIP NO. 780008108		13G	Page 6 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 780008108		13G	Page 7 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P. SE

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 780008108		13G	Page 8 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 780008108		13G	Page 9 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 780008108		13G	Page 10 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Group LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* OO

CUSIP NO. 780008108		13G	Page 11 of 17 Pages
1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Aragon Investments, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,548,157 shares of Common Stock 264 call options (exercisable into 26,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004).

12.	TYPE OF REPORTING PERSON* CO

CUSIP NO. 780008108		13G	Page 12 of 17 Pages

Item 1(a)	Name of Issuer:	ROXIO, INC.

1(b)	Address of Issuer’s Principal Executive Offices: 455 El Camino Real Santa Clara, California 95050

Item 2(a)		Name of Person Filing
Item 2(b)		Address of Principal Business Office
Item 2(c)		Citizenship
Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Illinois limited partnership
GLB Partners, L.P. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited partnership
Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited liability company
Kenneth Griffin 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 U.S. Citizen
Citadel Wellington Partners L.P. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Illinois limited partnership
Citadel Wellington Partners L.P. SE c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited partnership

CUSIP NO. 780008108		13G	Page 13 of 17 Pages

Citadel Kensington Global Strategies Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Bermuda company
Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company
Citadel Derivatives Group LLC c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited liability company
Aragon Investments, Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Bermuda company

2(d)	Title of Class of Securities: Common Stock, par value $0.001 per share
2(e)	CUSIP Number: 780008108

Item 3.		If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP NO. 780008108		13G	Page 14 of 17 Pages
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4.	Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL WELLINGTON PARTNERS L.P. SE
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.
CITADEL DERIVATIVES GROUP LLC
ARAGON INVESTMENTS, LTD.

(a)	Amount beneficially owned:
1,548,157 shares of Common Stock
264 call options (exercisable into 26,400 shares of Common Stock)
(b)	Percent of Class:
Approximately 4.7% as of the date of this filing (based on 33,535,158 shares of Common Stock issued and outstanding as of February 13, 2004). (1)
(c)	Number of shares as to which such person has:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: See item (a) above.
(iii) sole power to dispose or to direct the disposition of: 0

CUSIP NO. 780008108	13G	Page 15 of 17 Pages
	(iv)	shared power to dispose or to direct the disposition of : See item (a) above.

(1)  The obligation to file this Schedule 13G arose on February 25, 2004.  The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage.  At no time since February 25, 2004 have the Reporting Persons been beneficial owners of greater than 10% of the Company's outstanding Common Stock as determined in accordance with Rule 13(d) of the Securities Exchange Act of 1934.

Item 5	Ownership of Five Percent or Less of a Class:
Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
See Item 2 above.

Item 8	Identification and Classification of Members of the Group:
Not Applicable.

Item 9	Notice of Dissolution of Group:
Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

CUSIP NO. 780008108	13G	Page 16 of 17 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 2nd day of March, 2004		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner	Adam C. Cooper, Senior Managing Director and General Counsel

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Adam C. Cooper	By:Citadel Limited Partnership,
	Adam C. Cooper, Senior Managing Director and General Counsel	its Portfolio Manager

		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P.		CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing Director and General Counsel			Adam C. Cooper, Senior Managing Director and General Counsel

CUSIP NO. 780008108	13G	Page 17 of 17 Pages

CITADEL DERIVATIVES GROUP LLC		ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Managing Member		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P. SE

By:	Citadel Limited Partnership,
its General Partner

By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing Director and General Counsel